Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – May 8, 2008

For Immediate Release	Contact:	John Kyees
Chief Financial Officer
(215) 454-5500

Urban Outfitters Q1 ‘Comp’ Sales Jump 10%

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle specialty retail company operating under the Anthropologie, Free People, Terrain and Urban Outfitters brands, today announced record sales for the three months ended April 30, 2008.

Total sales for the three month period increased 25% to $394.3 million. Comparable (‘comp’) store sales at Anthropologie, Free People and Urban Outfitters rose 10%, 19% and 10%, respectively, for a combined 10% increase. Direct-to-consumer sales surged 34% and Free People wholesale sales increased 22%.

“It is gratifying to deliver such exceptional results. Our combined store performance produced double-digit ‘comp’ sales growth while our direct-to-consumer and wholesale channels continued to post significant sales gains,” said Glen T. Senk, Chief Executive Officer. “These results, despite recent slowing of the overall U.S. economy, are a testament to the ability of our brands and merchants to put forward a compelling product and environment that positively resonates with our customers,” finished Mr. Senk.

Net sales for the three month periods were as follows:

	Three months ended April 30,
	2008	2007
	(in thousands)
Urban Outfitters stores	$159,790	$129,908
Anthropologie stores	145,596	118,599
Free People stores	5,859	2,690
Terrain stores	617	—

Total store sales	311,862	251,197
Direct-to-consumer	58,248	43,507

Total retail segment	370,110	294,704
Wholesale	24,182	19,840

Total net sales	$394,292	$314,544

During the three months ended April 30, 2008, the Company opened a total of 12 new stores including: 7 new Urban Outfitters stores, 1 new Anthropologie store, 3 new Free People stores and our first Terrain garden center. Terrain is the Company’s fourth concept which launched during the first quarter of this fiscal year, opening its retail garden center and cafe to the public in late April on the site of Styers’ Nurseries in Concordville, PA. The center offers a wide variety of indoor and outdoor plant material, an eclectic assortment of garden and outdoor living supplies, a café and a complete range of landscape and design services.

The Company plans to open approximately 45 new stores during fiscal year 2009. Management expects to release the Company’s quarterly operating results on May 15, 2008.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 129 Urban Outfitters stores in the United States, Canada, and Europe, two web sites and a catalog; 109 Anthropologie stores, a catalog and web site; Free People, the Company’s wholesale division, which sells its product to approximately 1,700 specialty stores and department stores as well as through 18 Free People stores, a web-site and catalog and one Terrain garden center as of April 30, 2008.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein

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